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                                                                    Exhibit 99.1



      DIGITAL LAVA COMPLETES ASSET SALE TO INTERACTIVE VIDEO TECHNOLOGIES


NEW YORK, NY and MARINA DEL REY, CA -- NOVEMBER 2, 2001 -- Interactive Video Technologies (IVT), a driving force and emerging dominant player in rich media software, today announced that it has completed the acquisition of substantially all of the assets of Digital Lava Inc. (NASDAQ: DGLV) -- a provider of rich mixed media software products and services for use in corporate training, communications and sales and marketing applications. Total consideration for the sale was approximately $700,000 plus the assumption of certain liabilities. As part of the agreement IVT will now assume ownership of all Digital Lava products, and its relationships with customers and technology partners. With the completion of the asset sale, Digital Lava intends to wind down its business, dispose of its remaining property, discharge its liabilities and distribute any remaining assets to its stockholders. IVT will remain a privately held company.

"Digital Lava is a great business -- with premier products, top-tier customers and great people," said IVT Chairman and Chief Executive Officer Mark Lieberman. "We are very pleased that the close of the sale progressed so smoothly and we look forward to a seamless integration process over the next few months."

With the close of the sale, IVT will be marketing its recently announced MediaPlatform(TM) -- the company's flagship software that pushes the boundaries of rich media and dynamic communications -- to Digital Lava customers. IVT's MediaPlatform(TM) puts the power of rich media and streaming video presentations into the hands of today's businesses -- enabling them to create, manage and deploy rich media Web pages for live events and video-on-demand, while significantly cutting the costs of the entire streaming process.

"We're glad to bring this sale to such a successful conclusion so quickly," said Bob Greene, Chief Executive Officer of Digital Lava. "Because IVT brings to the table both a powerful group of people and premier solutions set, our customers will continue to receive the same high levels of support and premier technology access they've come to expect."

As part of the deal, Interactive Video Technologies will continue to market and support Digital Lava's range of rich media applications for use in corporate communications, sales, marketing and training. This includes Digital Lava's powerful rich media publishing application, Digital Lava Publisher -- as well as the company's HotFoot applications, a suite of software and services that combines voice and graphics into interactive, on demand, browser-based presentations for easy distribution over the Internet.

"The close of this deal is quite significant -- not for just the two players involved, but for the entire marketplace as a whole," continued Lieberman. "The power and flexibility offered by MediaPlatform(TM) -- combined with the industry praise and broad-based customer support of Digital Lava's products -- truly has the potential to take the entire video communications marketplace to new heights."

About Interactive Video Technologies

Interactive Video Technologies (IVT) is a driving force and emerging dominant player in rich media software. This includes the video streaming market which Media Metrix reports that enterprise spending will increase from $140 million in 2000 to $2.8 billion by 2005, and the Yankee Group predicts that spending on streaming media-enabled advertising will increase from $3.1 billion in 2005. Pushing the boundaries of dynamic communication, IVT offers MediaPlatform(TM) -- an easy-to-use, highly accessible, industrial strength software platform that enables businesses to rapidly and cost-effectively build, deploy and manage rich-media Web presentations for live Web events and video-on-demand. With MediaPlatform(TM), marketers, professional service organizations, sales forces and Web developers can integrate streaming video, polling, chat and other Web services. Past IVT customers have included: Home Box Office (HBO), Showtime, Victoria's Secret, E! Online, Home Shopping Network, Barnes & Noble.com, GetMusic and Digital Island. IVT shareholders include Sun Microsystems, Intel, Allen & Co., Tudor Ventures and PS Capital/Millenium Technology Ventures. For more information on IVT and the power of MediaPlatform(TM), visit www.ivtweb.com.
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FORWARD LOOKING STATEMENTS

This document contains forward-looking statements relating to, among other things, IVT's business strategy, anticipated synergies, the winding down of Digital Lava's business, including disposal of its remaining property, the discharge of its liabilities and distribution to its stockholders any remaining assets, as well as other matters relating to IVT's and Digital Lava's expectations and strategies regarding the future. Statements made in this document that are forward-looking are based on our current expectations and involve risks and uncertainties that could cause results to differ materially from those expressed. The matters discussed in this press release involve additional risks and uncertainties described from time to time in press releases of IVT and Digital Lava and Digital Lava's filings with the SEC, including Digital Lava's annual report on Form 10-KSB for the year ended December 31, 2000 and quarterly reports on Form 10-QSB. The companies assume no obligation to revise or update the forward-looking information contained in this press release.


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